EXHIBIT 99.1

HERSHA HOSPITALITY TRUST 510 Walnut Street | 9th Floor Philadelphia | PA | 19106 p. 215.238.1046 | f. 215.238.0157 hersha.com

HERSHA HOSPITALITY ANNOUNCES THIRD QUARTER RESULTS

- Consolidated Hotel Occupancy of 81% -
- Consolidated Hotel RevPAR Improved 2.1% -
- Consolidated Average Daily Rate Increased 2.3% -

Philadelphia, PA, October 31, 2012 -- Hersha Hospitality Trust (NYSE: HT), owner of upscale hotels in urban gateway markets, today announced results for the third quarter ended September 30, 2012.

Third Quarter 2012 Financial Results

Net income applicable to common shareholders increased significantly by $27.7 million to $2.7 million for the third quarter ended September 30, 2012, compared to a net loss of $(25.0) million for the comparable quarter of 2011.

Adjusted Funds from Operations (“AFFO”) in the third quarter were $23.3 million, compared to $24.7 million for the third quarter of 2011.  The decrease was driven largely by a $4.4 million reduction in Hotel EBITDA from the sale of the 18 asset non-core portfolio completed earlier in 2012.  AFFO per diluted common share and unit of limited partnership interest in Hersha Hospitality Limited Partnership (“OP Unit”) were $0.11 compared to $0.14 in same quarter in 2011.  The Company’s weighted average diluted common shares and OP Units outstanding was approximately 206.6 million in the third quarter of 2012, up from approximately 179.5 million in the comparable quarter of 2011.

“Our portfolio delivered another quarter of rate-driven RevPAR growth in the majority of our key urban markets, although the unexpected weakness at some of our hotels in New York City had a disproportionate impact on our quarterly results,” commented Mr. Jay H. Shah, the Company’s Chief Executive Officer.  “While the New York market was more challenging in the quarter, we are very encouraged by industry-leading contributions from our Boston and Philadelphia hotels, and the outperformance of our recently renovated Washington DC Urban and Metro hotels.”

Mr. Shah concluded, “We remain confident in the strength and long term sustainability of the New York market and are encouraged to see fourth quarter trends tracking better than the third quarter.  As evidenced by our most recent acquisition of the Hilton Garden Inn, in the Midtown East submarket, we are long term investors in New York and believe that it remains one of the best lodging markets in the country and one that should continue to outperform the overall industry.  Our market leverage and asset management focus, combined with the favorable supply/demand environment and the embedded growth in our young portfolio of hotels, will allow Hersha to drive continued RevPAR growth.”

Third Quarter 2012 Operating Results

An explanation of Funds from Operations (“FFO”), AFFO, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA and Hotel EBITDA, as well as reconciliations of FFO, AFFO, EBITDA and Adjusted EBITDA to net income or loss, the most directly comparable U.S. GAAP measures, is included at the end of this release.

For the quarter ended September 30, 2012, revenue per available room (“RevPAR”) for the Company's consolidated hotels, 56 hotels at September 30, 2012 compared to 50 hotels as of September 30, 2011, was up 2.1% to $130.17 compared to $127.48 in the prior year period.  The Company’s ADR for its consolidated hotels increased by 2.3% to $161.58, while occupancy for its consolidated hotels decreased by 19 basis points to 80.56%.

Hotel EBITDA for the Company’s consolidated hotels grew approximately 11.7% or $3.9 million to $37.3 million for the quarter ended September 30, 2012 compared to the same period in 2011.  Hotel EBITDA margins were 38.6% in the third quarter of 2012 compared to 41.7% in the same quarter of 2011.  Hotel EBITDA margins decreased 1.1% year over year excluding the Rittenhouse Hotel in Philadelphia and the Sheraton Wilmington South in Delaware. Both hotels were acquired or opened within the past year and are full service hotels with a meaningfully lower average operating margin than the Company average.

On a same-store basis (52 hotels), RevPAR for the Company’s consolidated hotels for the quarter ended September 30, 2012 was up 1.3% to $130.34 compared to $128.65 in the prior year period. ADR for the Company’s same-store consolidated hotels increased by 0.9% to $160.91, while occupancy for its same-store consolidated hotels increased by 0.3% to 81.00%.

Hotel EBITDA for the Company’s same-store consolidated hotels for the quarter ended September 30, 2012 decreased approximately 1.1% or $0.4 million to $35.3 million compared to the quarter ended September 30, 2011.  Hotel EBITDA margins for the Company’s same-store consolidated hotels decreased by 110 basis points to a 40.9% in the third quarter of 2012 compared to 42.0% in the third quarter of 2011 driven largely by lower ADR.

The New York City and Manhattan portfolio ran at occupancy levels in excess of 90% and recorded strong Hotel EBITDA margins of 42.9% and 45.6%, respectively.  The Company’s same-store Hotel EBITDA margins were primarily impacted by ADR based RevPAR loss in the Company’s New York City portfolio.

The Company’s top performing market during the quarter was Philadelphia Urban which recorded RevPAR growth of 15.6%.  The Company’s Boston, California-Arizona and Washington D.C. portfolio also recorded strong quarterly results with RevPAR growth of 7.2%, 6.0% and 4.9%, respectively.

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New York City and Manhattan

The New York City hotel portfolio, which includes the five boroughs, consisted of 15 hotels as of September 30, 2012. For the third quarter of 2012, the Company’s same-store New York City hotel portfolio (15 hotels) recorded a 0.9% decrease in RevPAR to $186.00, as ADR decreased 0.7% to $206.12 and occupancy decreased 0.2% to 90.24%.  Hotel EBITDA margins decreased 320 basis points to 42.9%.  Despite the weakness in the third quarter, our New York City portfolio has posted 6.4% RevPAR growth year to date through the third quarter.

The Manhattan hotel portfolio consisted of 12 hotels as of September 30, 2012. For the third quarter of 2012, the Company’s same-store Manhattan hotel portfolio (12 hotels) recorded a 1.1% increase in RevPAR to $198.32 as occupancy increased 1.2% to 91.59% while ADR decreased 0.2% to $216.54.  Hotel EBITDA margins decreased 220 basis points to 45.6%.  Year to date through the third quarter, the Manhattan portfolio has delivered 9.2% RevPAR growth with 40 basis points of EBITDA margin expansion.

The weakness that impacted the Company’s New York City performance during the quarter was primarily due to the disappointing September results for the entire market.  The weaker than anticipated performance was primarily the result of the timing of two Jewish holidays, significant cancellations by foreign delegations resulting in less than anticipated demand from the UN General Assembly, and an overall lack of compression from low group demand during the quarter.

October RevPAR performance for the Company’s Manhattan portfolio is up approximately 6.3% and both the group and transient booking trends continue to show relative strength for the fourth quarter.  Prior to the announcement of Hurricane Sandy on October 24th, the Manhattan portfolio was tracking to an 8% RevPAR growth for October.

Financing

As of September 30, 2012, the Company had $28.0 million of borrowings on its $250.0 million secured credit facility and $83.1 million in cash and escrows. Excluding borrowings under the Company’s secured credit facility, approximately 97.6% of the Company’s consolidated debt as of September 30, 2012 is fixed rate debt or effectively fixed through interest rate swaps and caps and has a weighted average interest rate of approximately 5.62%.  The weighted average life to maturity of total consolidated debt is approximately 5.0 years, excluding borrowings under the Company’s secured credit facility.

During the quarter, the Company refinanced its loan on its Courtyard Miami Beach Oceanfront.  The new $60.0 million loan has a fixed interest rate of 4.32% and is interest only for the full four-year term.

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Acquisitions

The Company purchased the remaining 50% interest it did not previously own in the 130-room Courtyard by Marriott located in Ewing, New Jersey for an assumption of debt and nominal cash considerations.

Subsequent Events

October 2012

The Company entered into a purchase and sale agreement to acquire the 205 room Hilton Garden Inn in New York City for total consideration of $74.0 million, or approximately $361,000 per key.  The transaction is expected to close shortly after the developer completes the hotel’s construction, anticipated in the fourth quarter of 2013.

The Company also announced that it has received commitments for a new credit facility of $400 million expandable to $550 million at the Company’s option.  Initially the facility will consist of a $250 million senior unsecured revolving line of credit and a $150 million senior unsecured term loan. The interest rate for the new credit facility is based on a pricing grid with a range of 175 to 265 basis points over LIBOR, based on the Company’s leverage ratio.  The all in rate, inclusive of swaps, will be 2.60% to 3.50%.

The Revolving Credit Facility, which was formerly a secured facility, will be unsecured and matures three years from the closing date, with the option for an additional one year extension.  The Term Loan will be funded as a single draw of $100 million on the closing date and up to $50 million will be available on a delayed draw basis for up to sixty days after the closing date.  The Term Loan also matures three years from the closing date with two additional one year extension options.   The Company anticipates closing on the new Facility in November 2012.

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Outlook for 2012

The Company is amending its 2012 Outlook to reflect third quarter performance, the impact of Hurricane Sandy and its outlook for the fourth quarter.  This outlook reflects management’s best estimates of disruption resulting from the storm, but it is an evolving situation with many factors, such as the repair work, full power restoration in New York City and other factors beyond the Company’s control.  Based on these estimates, the Company is issuing the following operating expectations for 2012:

Metric	2012 Expectation

Total consolidated RevPAR growth:	5.0% to 6.5%

Same-store consolidated RevPAR growth:	3.0% to 4.5%

Dividend

For the third quarter of 2012, the Company paid dividends of $0.06 per common share and OP Unit and $0.50 per Series A and Series B preferred share.

Third Quarter 2012 Conference Call

The Company will host a conference call to discuss its financial results at 9:00 AM Eastern time on Thursday, November 1, 2012.  A live webcast of the conference call will be available online on the Company’s website at www.hersha.com.  The conference call can be accessed by dialing (888) 452-4023 or (719) 325-2469 for international participants.  A replay of the call will be available from 12:00 noon Eastern Time on November 1, 2012, through midnight Eastern Time on November 15, 2012. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international participants.  The passcode for the call and the replay is 9289141.  A replay of the webcast will be available on the Company’s website for a limited time.

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About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns 64 hotels in major urban gateway markets including New York City, Washington DC, Boston, Philadelphia, Los Angeles and Miami totaling 9,221 rooms.  HT follows a highly selective investment approach and leverages operational advantage through rigorous and sustainable asset management practices.  For further information on the Company visit our website at www.hersha.com.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  These forward-looking statements may include statements related to the Company’s ability to outperform, the ongoing recovery of the lodging industry and the markets in which the Company’s hotel properties are located, the Company’s ability to generate internal and external growth, the completion of acquisitions under contract, the Company’s ability to identify and complete the acquisition of hotel properties in new markets, the Company’s ability to enter into contracts for and complete the disposition of non-core assets, the Company’s ability to complete the hotel redevelopment projects, the Company’s ability to increase margins, including Hotel EBITDA margins, and the Company’s operating expectations for the full 2012 calendar year. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed by the Company with the Securities and Exchange Commission on February 29, 2012 and other documents filed by the Company with the Securities and Exchange Commission.

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HERSHA HOSPITALITY TRUST
Balance Sheet (unaudited)
(in thousands, except shares and per share data)

	September 30, 2012	December 31, 2011
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation, (including consolidation of variable interest entity assets of $89,661 and $0)	$1,477,151	$1,340,876
Investment in Unconsolidated Joint Ventures	16,581	38,839
Development Loans Receivable	33,425	35,747
Cash and Cash Equivalents	57,274	24,568
Escrow Deposits	25,874	27,321
Hotel Accounts Receivable, net of Allowance for Doubtful Accounts of $180 and $495	15,273	11,353
Deferred Financing Costs, net of Accumulated Amortization of $9,882 and $9,138	8,245	9,023
Due from Related Parties	8,729	6,189
Intangible Assets, net of Accumulated Amortization of $2,038 and $1,357	9,061	8,013
Deposits on Hotel Acquisitions	36,000	19,500
Other Assets	14,332	15,651
Hotel Assets Held for Sale	-	93,829

Total Assets	$1,701,945	$1,630,909

Liabilities and Equity:
Line of Credit	$28,000	$51,000
Mortgages and Notes Payable, including net Unamortized Premium (including consolidation of variable interest entity debt of $57,639 and $0)	751,999	707,374
Accounts Payable, Accrued Expenses and Other Liabilities	33,348	31,140
Dividends and Distributions Payable	15,616	13,908
Due to Related Parties	5,143	2,932
Liabilities Related to Assets Held for Sale	-	61,758

Total Liabilities	834,106	868,112

Redeemable Noncontrolling Interests - Common Units	$15,015	$14,955

Equity:
Shareholders' Equity:
Preferred Shares: 8% Series A, $.01 Par Value, 29,000,000 shares authorized, 2,400,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $60,000) at September 30, 2012 and December 31, 2011	24	24
Preferred Shares: 8% Series B, $.01 Par Value, 4,600,000 shares authorized, 4,600,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $115,000) at September 30, 2012 and December 31, 2011	46	46
Common Shares: Class A, $.01 Par Value, 300,000,000 Shares Authorized at September 30, 2012 and December 31, 2011, 198,539,261 and 169,969,973 Shares Issued and Outstanding at September 30, 2012 and December 31, 2011, respectively	1,985	1,699
Common Shares: Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Loss	(2,247)	(1,151)
Additional Paid-in Capital	1,176,727	1,041,027
Distributions in Excess of Net Income	(340,099)	(310,974)
Total Shareholders' Equity	836,436	730,671

Noncontrolling Interests:
Noncontrolling Interests - Common Units	15,855	16,864
Noncontrolling Interests - Consolidated Joint Ventures	-	307
Noncontrolling Interests - Consolidated Variable Interest Entity	533	-
Total Noncontrolling Interests	16,388	17,171

Total Equity	852,824	747,842

Total Liabilities and Equity	$1,701,945	$1,630,909

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HERSHA HOSPITALITY TRUST
Summary Results (unaudited)
(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Revenues:
Hotel Operating Revenues	$96,558	$80,053	$257,547	$206,856
Interest Income from Development Loans	463	656	1,602	2,810
Other Revenue	50	87	164	237
Total Revenues	97,071	80,796	259,313	209,903

Operating Expenses:
Hotel Operating Expenses	53,249	41,675	144,594	112,422
Hotel Ground Rent	214	182	622	693
Real Estate and Personal Property Taxes and Property Insurance	5,804	4,781	16,083	14,203
General and Administrative	2,782	2,481	8,891	6,491
Stock Based Compensation	1,923	1,495	6,322	4,765
Acquisition and Terminated Transaction Costs	85	147	1,167	2,263
Depreciation and Amortization	14,719	12,839	42,304	37,587
Total Operating Expenses	78,776	63,600	219,983	178,424

Operating Income	18,295	17,196	39,330	31,479

Interest Income	407	144	859	363
Interest Expense	11,149	10,145	33,073	29,516
Other Expense	42	300	565	866
Loss on Debt Extinguishment	3	21	249	55
Income before Income (Loss) from Unconsolidated Joint Venture Investments and Discontinued Operations	7,508	6,874	6,302	1,405

Unconsolidated Joint Ventures
Income (Loss) from Unconsolidated Joint Ventures	237	107	(79)	(1,072)
Impairment of Investment in Unconsolidated Joint Venture	-	(1,677)	-	(1,677)
(Loss) Gain from Remeasurement of Investment in Unconsolidated Joint Ventures	(1,668)	-	(1,892)	2,757
(Loss) Income from Unconsolidated Joint Venture Investments	(1,431)	(1,570)	(1,971)	8

Income from Continuing Operations	6,077	5,304	4,331	1,413

Discontinued Operations
(Loss) Gain on Disposition of Hotel Properties	(183)	843	11,269	843
Impairment of Assets Held for Sale	-	(30,248)	-	(30,248)
Income (Loss) from Discontinued Operations	-	1,597	(231)	418
(Loss) Income from Discontinued Operations	(183)	(27,808)	11,038	(28,987)

Net Income (Loss)	5,894	(22,504)	15,369	(27,574)

Loss Allocated to Noncontrolling Interests	279	1,000	223	1,619
Preferred Distributions	(3,500)	(3,500)	(10,500)	(6,999)

Net Income (Loss) Applicable to Common Shareholders	$2,673	$(25,004)	$5,092	$(32,954)

Earnings per Share:
BASIC
Income (Loss) from Continuing Operations Applicable to Common Shareholders	$0.01	$0.01	$(0.03)	$(0.03)
Income (Loss) from Discontinued Operations	0.00	(0.16)	0.06	(0.17)

Net Income (Loss) Applicable to Common Shareholders	$0.01	$(0.15)	$0.03	$(0.20)

DILUTED
Income (Loss) from Continuing Operations Applicable to Common Shareholders	$0.01	$0.01	$(0.03)	$(0.03)
Income (Loss) from Discontinued Operations	0.00	(0.16)	0.06	(0.17)

Net Income (Loss) Applicable to Common Shareholders	$0.01	$(0.15)	$0.03	$(0.20)

Weighted Average Common Shares Outstanding:
Basic	196,360,325	168,985,193	184,394,561	168,666,752
Diluted	199,392,955	172,266,298	184,394,561	168,666,752

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Non-GAAP Measures

FFO and AFFO

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Common Units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as loss from impairment of assets and depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shareholders, includes loss from the impairment of certain depreciable assets, our investment in unconsolidated joint ventures and land, depreciation and amortization expenses, gains or losses on property sales, noncontrolling interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.  We determined that the loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, was driven by a measurable decrease in the fair value of certain hotel properties and other assets as determined by our analysis of those assets in accordance with applicable GAAP.  As such, these impairments have been eliminated from net income (loss) to determine FFO.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments for the amortization of original issue discount/premium;
•	adding back non-cash stock expense;
•	adding back acquisition and terminated transaction expenses;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

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FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and Partnership units.

Certain amounts related to depreciation and amortization and depreciation and amortization from discontinued operations in the prior year FFO reconciliation have been recast to conform to the current year presentation.  In addition, based on guidance provided by NAREIT, we have eliminated loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, from net (income) loss to arrive at FFO in each year presented.  The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

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HERSHA HOSPITALITY TRUST
Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Net income (loss) applicable to common shares	$2,673	$(25,004)	$5,092	$(32,954)
Loss allocated to noncontrolling interest	(279)	(1,000)	(223)	(1,619)
Loss (income) from unconsolidated joint ventures	1,431	1,570	1,971	(8)
Loss (gain) on disposition of hotel properties	183	(843)	(11,269)	(843)
Loss from impairment of depreciable assets	-	30,248	-	30,248
Depreciation and amortization	14,719	12,839	42,304	37,587
Depreciation and amortization from discontinued operations	-	1,186	26	4,896
FFO allocated to noncontrolling interests in consolidated joint ventures	-	-	-	239
Funds from consolidated hotel operations applicable to common shares and Partnership units	18,727	18,996	37,901	37,546

(Loss) income from unconsolidated joint venture investments	(1,431)	(1,570)	(1,971)	8
Loss (gain) from remeasurement of investment in unconsolidated joint ventures	1,668	-	1,892	(2,757)
Impairment of investment in unconsolidated joint ventures	-	1,677	-	1,677
Depreciation and amortization of purchase price in excess of historical cost	161	538	738	1,629
Interest in depreciation and amortization of unconsolidated joint ventures	1,506	2,437	4,210	4,425
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	1,904	3,082	4,869	4,982

Funds from Operations applicable to common shares and Partnership units	20,631	22,078	42,770	42,528

Add:
FFO allocated to noncontrolling interests in consolidated joint ventures	-	-	-	(239)
Non-cash stock compensation expense	1,923	1,495	6,322	4,765
Acquisition and terminated transaction costs	85	147	1,167	2,263
Amortization of deferred financing costs	824	877	2,325	2,507
Amortization of discounts and premiums	(215)	52	(218)	156
Deferred financing costs written off in debt extinguishment	3	21	249	55
Straight-line amortization of ground lease expense	2	60	38	184

Adjusted Funds from Operations	$23,253	$24,730	$52,653	$52,219

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.11	$0.14	$0.27	$0.29

Diluted Weighted Average Common Shares and Units Outstanding	206,565,787	179,512,493	194,666,980	180,746,755

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Adjusted EBITDA

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA or Adjusted EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes Adjusted EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Net income (loss) applicable to common shares	$2,673	$(25,004)	$5,092	$(32,954)
Loss (income) from unconsolidated joint ventures	1,431	1,570	1,971	(8)
Loss (gain) on disposition of hotel properties	183	(843)	(11,269)	(843)
Non-operating interest income	(28)	(40)	(56)	(128)
Loss allocated to noncontrolling interest	(279)	(1,000)	(223)	(1,619)
Loss from impairment of assets	-	30,248	-	30,248
Distributions to Preferred Shareholders	3,500	3,500	10,500	6,999
Interest expense from continuing operations	11,149	10,145	33,073	29,516
Interest expense from discontinued operations	-	1,518	1,201	4,358
Deferred financing costs written off in debt extinguishment	3	21	249	55
Depreciation and amortization from continuing operations	14,719	12,839	42,304	37,587
Depreciation and amortization from discontinued operations	-	1,186	26	4,896
Acquisition and terminated transaction costs	85	147	1,167	2,263
Non-cash stock compensation expense	1,923	1,495	6,322	4,765
Straight-line amortization of ground lease expense	2	60	38	184

Adjusted EBITDA from consolidated hotel operations	35,361	35,842	90,395	85,319

(Loss) income from unconsolidated joint venture investments	(1,431)	(1,570)	(1,971)	8
Loss (gain) on remeasurement of investment in unconsolidated joint ventures	1,668	-	1,892	(2,757)
Impairment of investment in unconsolidated joint ventures	-	1,677	-	1,677
Depreciation and amortization of purchase price in excess of historical cost	161	538	738	1,629
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	3,493	5,403	13,127	13,053

Adjusted EBITDA from unconsolidated joint venture operations	3,891	6,048	13,786	13,610

Adjusted EBITDA	$39,252	$41,890	$104,181	$98,929

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Hotel EBITDA

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel, such as corporate overhead. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s web site, www.hersha.com.

Contact:
Ashish Parikh, CFO

Ph: (215) 238-1046

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